(d)(15)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA EQUITY TRUST

OPERATING EXPENSE LIMITS

Name of Fund*	Maximum Operating Expense Limit (as a percentage of average net assets)

	Class A	Class B	Class C	Class I	Class O	Class R	Class R6	Class W
Voya Large Cap Value Fund[1,2] Term Expires October 1, 2016	1.25%	2.00%	2.00%	1.00%	1.25%	1.50%	0.78%	1.00%

Voya MidCap Opportunities Fund[2] Term for Classes A,B,C, I, O, R, and W Expires October 1, 2014 Initial Term for Class R6 Expires October 1, 2014	1.35%	2.10%	2.10%	0.98%	1.35%	1.60%	0.88%	1.10%

Voya Multi-Manager Mid Cap Value Fund Initial Term Expires October 1, 2012	N/A	N/A	N/A	0.90%	N/A	N/A	N/A	N/A

Voya SmallCap Opportunities Fund[2] Initial Term for Class R6 Shares Expires October 1, 2014	1.50%	2.25%	2.25%	1.10%	N/A	1.75%	1.05%	1.25%

[1]	Class O Shares of Voya Large Cap Value Fund effective January 28, 2013. The Initial Term for Class O Shares of Voya Large Cap Value Fund expires October 1, 2014.

[2]

Class R6 Shares of Voya Large Cap Value Fund, Voya MidCap Opportunities Fund, and Voya SmallCap Opportunities Fund effective May 31, 2013. The Initial Term for Class R6 Shares of Voya Large Cap Value Fund, Voya MidCap Opportunities Fund, and Voya SmallCap Opportunities Fund expires October 1, 2014.

/s/ HE
HE

Effective Date: October 1, 2014 in connection with the proposed merger of Voya Core Equity Research Fund with and into Voya Large Cap Value Fund.

*	This Agreement shall automatically renew for one-year terms with respect to a Fund unless otherwise terminated in accordance with the Agreement.

1